Exhibit 99

NEWS RELEASE

STANDEX INTERNATIONAL CORPORATION ■ SALEM, NH 03079 ■ TEL (603) 893-9701 ■ WEB www.standex.com

STANDEX REPORTS FISCAL FIRST QUARTER 2025 FINANCIAL RESULTS

●	Sales Declined 7.7% with Contributions from Acquisitions Partially Offsetting Organic Decline
●	Record GAAP and Adjusted Gross Margin of 41.1%; Up 240 bps Sequentially and 160 bps YOY
●	GAAP Operating Margin of 14.1%; Adjusted Operating Margin of 15.9%
●

Acquired Amran Instrument Transformers & Narayan Powertech Pvt., Ltd., Largest Acquisition in Company’s History; Significantly Expands Presence in Fast-Growing, High-Margin Electrical Grid End Market; Expected to be Immediately Accretive to Revenue Growth, Margins, and EPS

SALEM, NH – October 29, 2024 – Standex International Corporation (NYSE: SXI) today reported financial results for the first quarter of fiscal year 2025 ended September 30, 2024.

Summary Financial Results - Total
($M except EPS and Dividends)	1Q25	1Q24	4Q24	Y/Y	Q/Q
Net Sales	$170.5	$184.8	$180.2	-7.7%	-5.4%
Operating Income – GAAP	$24.1	$26.9	$27.1	-10.5%	-11.2%
Operating Income – Adjusted	$27.0	$29.4	$28.7	-8.0%	-6.0%
Operating Margin % - GAAP	14.1%	14.6%	15.1%	- 50	bps	- 100	bps
Operating Margin % - Adjusted	15.9%	15.9%	16.0%	0	bps	- 10	bps
Net Income from Continuing Ops – GAAP	$18.2	$18.9	$19.7	-3.7%	-7.6%
Net Income from Continuing Ops – Adjusted	$20.3	$20.8	$20.9	-2.3%	-2.6%

EBITDA	$31.2	$33.2	$33.9	-5.9%	-7.9%
EBITDA margin	18.3%	17.9%	18.8%	+ 40	bps	- 50	bps
Adjusted EBITDA	$34.1	$35.6	$35.5	-4.2%	-3.8%
Adjusted EBITDA margin	20.0%	19.3%	19.7%	+ 70	bps	+ 30	bps

Diluted EPS – GAAP	$1.53	$1.58	$1.66	-3.2%	-7.8%
Diluted EPS – Adjusted	$1.71	$1.74	$1.76	-1.7%	-2.8%
Dividends per Share	$0.30	$0.28	$0.30	7.1%	0.0%

Free Cash Flow	$10.8	$12.1	$22.2	-10.3%	-51.3%
Net Debt to EBITDA	-0.1	x	0.2	x	0.0	x	NM	NM

First Quarter Fiscal 2025 Results

Commenting on the quarter’s results, President and Chief Executive Officer David Dunbar said, “Following record profit and cash generation in fiscal year 2024, we delivered another solid operational performance in the fiscal first quarter with record gross margin. Sales from fast growth markets in electric vehicles, defense applications, and commercialization of space improved year-on-year, respectively, but were offset primarily by demand conditions affecting the soft trim business in our Engraving segment. In the fiscal first quarter, we achieved record gross margin of 41.1% and maintained adjusted operating margin near 16.0%, while continuing to support our growth initiatives. We remain optimistic about leading market indicators across most of our businesses.”

“We also announced the acquisitions of Amran Instrument Transformers and Narayan Powertech Pvt., Ltd. (“Amran/Narayan Group”), together a leading US and India based manufacturer of low to medium voltage transformers. This acquisition significantly expands our presence in the fast-growing, high-margin electrical grid end market, which will benefit from infrastructure upgrades, capacity expansion and data center demand. We anticipate this acquisition to be immediately accretive to revenue growth, EBITDA margin, operating margin, earnings per share and free cash flow. We are excited about our combined resources potential to accelerate growth in the electrical grid market.”

“We remain confident about the secular trends in our defined fast growth end markets and for the added potential in the electrical grid market with the acquisition of the Amran/Narayan Group. In fiscal year 2024, our fast growth market sales grew 13% year-on-year to $94 million. In the fiscal first quarter 2025, sales from fast growth markets were relatively flat year-on-year, but we anticipate sequential and year-on-year improvement in the fiscal second quarter.”

“In fiscal year 2025, based on recent order rates and customer interaction, we continue to expect our end markets to stabilize in the second quarter and strengthen in the second half. In the fiscal first quarter, we launched three new products and remain on track to release over a dozen new products in fiscal year 2025.”

“Overall, we remain in a strong position for continued improvements in financial performance as market conditions improve. In terms of our balance sheet, we are confident in our ability to pay down debt and expect to reduce our net leverage ratio below 1.0x within the first 24 months from the closing of the Amran/Narayan Group.”

Outlook

In the fiscal second quarter 2025, on a sequential basis, the Company expects moderately to significantly higher revenue, driven by the impact of the recent Amran/Narayan Group acquisition, more favorable project timing in Engraving, and improving overall demand in Electronics and Specialty. On a sequential basis, the Company expects slightly to moderately higher adjusted operating margin, benefiting from higher sales partially offset by increased investments in selling, marketing, and R&D. The Company also expects the Amran/Narayan Group acquisition to be slightly accretive to adjusted earnings per share in the fiscal second quarter 2025.

First Quarter Segment Operating Performance

Electronics (46% of sales; 48% of segment operating income)

	1Q25	1Q24	% Change
Electronics ($M)
Revenue	77.7	81.7	-4.8%
GAAP Operating Income	17.0	16.3	4.2%
GAAP Operating Margin %	21.9	20.0
Adjusted Operating Income*	17.0	16.6	2.3%
Adjusted Operating Margin %*	21.9	20.4

* Excludes purchase accounting expenses of $0.3M associated with Minntronix in Q1 FY24

Revenue decreased approximately $4.0 million or 4.8% year-on-year reflecting an 8.5% benefit from recent acquisitions and a 0.3% benefit from foreign currency, more than offset by an organic decline of 13.7%. The organic decline was due to continued softness in general industrial end markets in Europe, along with the effects of delays and prior overstocking related to certain large customer accounts. Adjusted operating income increased approximately $0.4 million or 2.3% year-on-year due to the contributions from recent acquisitions, productivity initiatives and product mix, partially offset by lower volume.

Electronics segment backlog realizable in under one year of approximately $93 million decreased 30% year-on-year. The segment had a book to bill ratio of 0.96 in the fiscal first quarter, with orders increasing 15% sequentially to approximately $75 million, the highest orders quarter in over a year.

In fiscal second quarter 2025, on a sequential basis, the Company expects significantly higher revenue, primarily driven by the recent Amran/Narayan Group acquisition and higher sales into fast growth end markets, and slightly to moderately higher adjusted operating margin, as the recent acquisition and pricing and productivity initiatives are partially offset by higher investments in selling, marketing, and R&D.

Engraving (20% of sales; 17% of segment operating income)

	1Q25	1Q24	% Change
Engraving ($M)
Revenue	33.4	40.8	-18.2%
Operating Income	5.8	7.6	-23.3%
Operating Margin %	17.5	18.6

Revenue decreased approximately $7.4 million or 18.2% year-on-year reflecting a 17.5% organic decline, primarily due to delays in new platform rollouts in North America and delays and general market softness in Europe, and a foreign currency impact of 0.7%. Operating income decreased approximately $1.8 million or 23.3% year-on-year due to the slower demand in North America and Europe. Operating deleverage was partially offset from the realization of previously announced productivity initiatives and restructuring actions.

In fiscal second quarter 2025, on a sequential basis, the Company expects moderately higher revenue and slightly higher operating margin due to more favorable project timing in Asia and Europe and productivity initiatives.

Scientific (10% of sales; 14% of segment operating income)

	1Q25	1Q24	% Change
Scientific ($M)
Revenue	17.7	18.2	-2.7%
Operating Income	4.7	4.9	-3.7%
Operating Margin %	26.8	27.1

Revenue decreased approximately $0.5 million or 2.7% year-on-year reflecting lower demand from retail pharmacies, partially offset by higher volume from new product sales. Operating income decreased approximately $0.2 million or 3.7% year-on-year as the impact of lower volume and higher freight costs were partially offset by productivity actions.

In fiscal second quarter 2025, on a sequential basis, the Company expects similar revenue and slightly lower operating margin due to R&D investments and higher freight costs.

Engineering Technologies (12% of sales; 11% of segment operating income)

	1Q25	1Q24	% Change
Engineering Technologies ($M)
Revenue	20.5	18.2	12.7%
Operating Income	4.0	3.0	32.9%
Operating Margin %	19.5	16.6

Revenue increased approximately $2.3 million or 12.7% year-on-year primarily driven by more favorable project timing in the space end market which helped to drive growth in new product development and new applications. Operating income increased approximately $1.0 million or 32.9% year-on-year reflecting leverage on higher sales and pricing and productivity initiatives.

In fiscal second quarter 2025, on a sequential basis, the Company expects similar to slightly higher revenue due to new products and new applications and slightly lower operating margin due to product mix.

Specialty Solutions (12% of sales; 10% of segment operating income)

	1Q25	1Q24	% Change
Specialty Solutions ($M)
Revenue	21.1	25.9	-18.3%
Operating Income	3.5	5.6	-36.8%
Operating Margin %	16.8	21.7

Specialty Solutions revenue decreased approximately $4.7 million or 18.3% year-on-year, reflecting softness in the general market conditions in the Display Merchandising business and in the Hydraulics business. Operating income decreased approximately $2.1 million or 36.8% year-on-year due to lower volume.

In fiscal second quarter 2025, on a sequential basis, the Company expects slightly higher revenue and operating margin.

Capital Allocation

●

Share Repurchase: During the fiscal first quarter 2025, the Company repurchased approximately 24,810 shares for $4.4 million. There was $28.9 million remaining on the Company’s current share repurchase authorization at the end of the fiscal first quarter 2025.

●

Capital Expenditures: In fiscal first quarter 2025, Standex’s capital expenditures were $6.7 million compared to $4.3 million in the fiscal first quarter of 2024. The Company expects fiscal year 2025 capital expenditures between $35 million and $40 million. Capital expenditures were $20.3 million in fiscal 2024.

●

Dividend: On October 24, 2024, the Company declared a quarterly cash dividend of $0.32 per share, an approximately 6.7% year-on-year increase. The dividend is payable November 22, 2024, to shareholders of record on November 8, 2024.

Balance Sheet and Cash Flow Highlights

●

Net Debt: Standex had net (cash) debt of ($15.6) million on September 30, 2024, compared to $16.4 million at the end of fiscal first quarter 2024. Net (cash) debt for the first quarter of 2025 consisted primarily of long-term debt of $149.0 million and cash and equivalents of $164.6 million.

●

Cash Flow: Net cash provided by continuing operating activities for the three months ended September 30, 2024, was $17.5 million compared to $16.4 million in the prior year’s quarter. Free cash flow after capital expenditures was $10.8 million compared to free cash flow after capital expenditures of $12.1 million in the fiscal first quarter of 2024.

Conference Call Details

Standex will host a conference call for investors today, October 29, 2024, at 10:00 a.m. ET. On the call, David Dunbar, President, and CEO, and Ademir Sarcevic, CFO, will review the Company’s financial results and business and operating highlights. Investors interested in listening to the webcast and viewing the slide presentation should log on to the “Investors” section of Standex’s website under the subheading, “Events and Presentations,” located at www.standex.com.

A replay of the webcast will also be available on the Company’s website shortly after the conclusion of the presentation online through October 29, 2025. To listen to the teleconference playback, please dial in the U.S. (888) 660-6345 or (646) 517-4150 internationally; the passcode is 60631#. The audio playback via phone will be available through November 5, 2024. The webcast replay can be accessed in the “Investor Relations” section of the Company’s website, located at www.standex.com.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures, including non-GAAP adjusted income from operations, non-GAAP adjusted net income from continuing operations, free operating cash flow, EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted EBITDA, adjusted EBITDA to net debt, and adjusted earnings per share. The attached financial tables reconcile non-GAAP measures used in this press release to the most directly comparable GAAP measures. The Company believes that the use of non-GAAP measures which include the impact of restructuring charges, purchase accounting, insurance recoveries, discrete tax events, gain or loss on sale of a business unit, acquisition costs, and litigation costs help investors to obtain a better understanding of our operating results and prospects, consistent with how management measures and forecasts the Company's performance, especially when comparing such results to previous periods. An understanding of the impact in a particular quarter of specific restructuring costs, acquisition expenses, or other gains and losses, on net income (absolute as well as on a per-share basis), operating income or EBITDA can give management and investors additional insight into core financial performance, especially when compared to quarters in which such items had a greater or lesser effect, or no effect. Non-GAAP measures should be considered in addition to, and not as a replacement for, the corresponding GAAP measures, and may not be comparable to similarly titled measures reported by other companies.

About Standex

Standex International Corporation is a multi-industry manufacturer in five broad business segments: Electronics, Engraving, Scientific, Engineering Technologies, and Specialty Solutions with operations in the United States, Europe, Canada, Japan, Singapore, Mexico, Turkey, India, and China. For additional information, visit the Company's website at http://standex.com/.

Forward-Looking Statements

Statements contained in this Press Release that are not based on historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of forward-looking terminology such as “should,” “could,” “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” “intend,” “continue,” or similar terms or variations of those terms or the negative of those terms. There are many factors that affect the Company’s business and the results of its operations and that may cause the actual results of operations in future periods to differ materially from those currently expected or anticipated. These factors include, but are not limited to: the impact of pandemics and other global crises or catastrophic events on employees, our supply chain, and the demand for our products and services around the world; materially adverse or unanticipated legal judgments, fines, penalties or settlements; conditions in the financial and banking markets, including fluctuations in exchange rates and the inability to repatriate foreign cash; domestic and international economic conditions, including the impact, length and degree of economic downturns on the customers and markets we serve and more specifically conditions in the automotive, construction, aerospace, defense, transportation, food service equipment, consumer appliance, energy, oil and gas and general industrial markets; lower-cost competition; the relative mix of products which impact margins and operating efficiencies in certain of our businesses; the impact of higher raw material and component costs, particularly steel, certain materials used in electronics parts, petroleum based products, and refrigeration components; the impact of higher transportation and logistics costs, especially with respect to transportation of goods from Asia; the impact of inflation on the costs of providing our products and services; an inability to realize the expected cost savings from restructuring activities including effective completion of plant consolidations, cost reduction efforts including procurement savings and productivity enhancements, capital management improvements, strategic capital expenditures, and the implementation of lean enterprise manufacturing techniques; the potential for losses associated with the exit from or divestiture of businesses that are no longer strategic or no longer meet our growth and return expectations; the inability to achieve the savings expected from global sourcing of raw materials and diversification efforts in emerging markets; the impact on cost structure and on economic conditions as a result of actual and threatened increases in trade tariffs; the inability to attain expected benefits from acquisitions and the inability to effectively consummate and integrate such acquisitions and achieve synergies envisioned by the Company; increased costs from acquisitions to improve and coordinate managerial, operational, financial, and administrative systems, including internal controls over financial reporting and compliance with the Sarbanes-Oxley Act of 2002, and other costs related to such systems in connection with acquired businesses; market acceptance of our products; our ability to design, introduce and sell new products and related product components; the ability to redesign certain of our products to continue meeting evolving regulatory requirements; the impact of delays initiated by our customers; our ability to increase manufacturing production to meet demand including as a result of labor shortages; the impact on our operations of any successful cybersecurity attacks; and potential changes to future pension funding requirements. For a more comprehensive discussion of these and other factors, see the “Risk Factors” section of the Company’s most recent annual report on Form 10-K filed with the SEC and available on the Company’s website. In addition, any forward-looking statements represent management's estimates only as of the day made and should not be relied upon as representing management's estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, the Company and management specifically disclaim any obligation to do so, even if management's estimates change.

Contact:

Christopher Howe

Director of Investor Relations

(773) 754-5394

e-mail: InvestorRelations@Standex.com

Standex International Corporation
Consolidated Statement of Operations
(unaudited)

	Three Months Ended
	September 30,
(In thousands, except per share data)	2024	2023

Net sales	$170,464	184,774
Cost of sales	100,391	112,139
Gross profit	70,073	72,635

Selling, general and administrative expenses	43,048	43,585
(Gain) loss on sale of business	-	(274)
Restructuring costs	1,086	1,906
Acquisition related costs	1,840	501

Income from operations	24,099	26,917

Interest expense	977	1,276
Other non-operating (income) expense, net	(28)	846
Total	949	2,122

Income from continuing operations before income taxes	23,150	24,795
Provision for income taxes	4,962	5,903
Net income from continuing operations	18,188	18,892

Income (loss) from discontinued operations, net of tax	9	(78)

Net income	$18,197	$18,814

Basic earnings per share:
Income (loss) from continuing operations	$1.54	$1.61
Income (loss) from discontinued operations	-	(0.01)
Total	$1.54	$1.60

Diluted earnings per share:
Income (loss) from continuing operations	$1.53	$1.58
Income (loss) from discontinued operations	-	-
Total	$1.53	$1.58

Average Shares Outstanding
Basic	11,787	11,742
Diluted	11,904	11,933

Standex International Corporation
Condensed Consolidated Balance Sheets
(unaudited)

	September 30,	June 30,
(In thousands)	2024	2024

ASSETS
Current assets:
Cash and cash equivalents	$164,584	154,203
Accounts receivable, net	118,697	121,365
Inventories	90,121	87,106
Prepaid expenses and other current assets	73,745	67,421
Total current assets	447,147	430,095

Property, plant, equipment, net	138,373	134,963
Intangible assets, net	78,957	78,673
Goodwill	292,180	281,283
Deferred tax asset	19,303	17,450
Operating lease right-of-use asset	36,128	37,078
Other non-current assets	25,794	25,515
Total non-current assets	590,735	574,962

Total assets	$1,037,882	$1,005,057

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$66,505	63,364
Accrued liabilities	52,885	56,698
Income taxes payable	6,607	7,503
Total current liabilities	125,997	127,565

Long-term debt	148,985	148,876
Operating lease long-term liabilities	29,722	30,725
Accrued pension and other non-current liabilities	75,157	76,388
Total non-current liabilities	253,864	255,989

Stockholders' equity:
Common stock	41,976	41,976
Additional paid-in capital	108,383	106,193
Retained earnings	1,100,924	1,086,277
Accumulated other comprehensive loss	(160,939)	(182,956)
Treasury shares	(432,323)	(429,987)
Total stockholders' equity	658,021	621,503

Total liabilities and stockholders' equity	$1,037,882	$1,005,057

Standex International Corporation and Subsidiaries
Statements of Consolidated Cash Flows
(unaudited)

	Three Months Ended
	September 30,
(In thousands)	2024	2023

Cash Flows from Operating Activities
Net income	$18,197	18,814
Income (loss) from discontinued operations	9	(78)
Income from continuing operations	18,188	18,892

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,061	7,082
Stock-based compensation	2,568	2,193
Non-cash portion of restructuring charge	(143)	397
(Gain) loss on sale of business	-	(274)
Contributions to defined benefit plans	(3,379)	(49)
Net changes in operating assets and liabilities	(6,748)	(11,834)
Net cash provided by operating activities - continuing operations	17,547	16,407
Net cash provided by (used in) operating activities - discontinued operations	26	(227)
Net cash provided by (used in) operating activities	17,573	16,180
Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(6,725)	(4,338)
Expenditures for acquisitions, net of cash acquired	-	(29,229)
Proceeds from the sale of business	-	274
Other investing activities	411	-
Net cash provided by (used in) investing activities	(6,314)	(33,293)
Cash Flows from Financing Activities
Payments of debt	-	(25,000)
Activity under share-based payment plans	1,637	768
Purchase of treasury stock	(4,382)	(22,158)
Cash dividends paid	(3,528)	(3,288)
Net cash provided by (used in) financing activities	(6,273)	(49,678)

Effect of exchange rate changes on cash	5,395	(2,085)

Net changes in cash and cash equivalents	10,381	(68,876)
Cash and cash equivalents at beginning of year	154,203	195,706
Cash and cash equivalents at end of period	$164,584	$126,830

Standex International Corporation
Selected Segment Data
(unaudited)

	Three Months Ended
	September 30,
(In thousands)	2024	2023
Net Sales
Electronics	$77,733	$81,688
Engraving	33,363	40,794
Scientific	17,693	18,193
Engineering Technologies	20,530	18,220
Specialty Solutions	21,145	25,879
Total	$170,464	$184,774

Income from operations
Electronics	$17,027	$16,334
Engraving	5,824	7,595
Scientific	4,749	4,930
Engineering Technologies	4,010	3,017
Specialty Solutions	3,548	5,617
Restructuring	(1,086)	(1,906)
Gain (loss) on sale of business	-	274
Acquisition related costs	(1,840)	(501)
Corporate	(8,133)	(8,443)
Total	$24,099	$26,917

Standex International Corporation
Reconciliation of GAAP to Non-GAAP Financial Measures
(unaudited)

	Three Months Ended
	September 30,
(In thousands, except percentages)	2024	2023	% Change
Adjusted income from operations and adjusted net income from continuing operations:
Net Sales	$170,464	$184,774	-7.7%
Income from operations, as reported	$24,099	$26,917	-10.5%
Income from operations margin	14.1%	14.6%
Adjustments:
Restructuring charges	1,086	1,906
Acquisition-related costs	1,840	501
(Gain) loss on sale of business	-	(274)
Purchase accounting expenses	-	340
Adjusted income from operations	$27,025	$29,390	-8.0%
Adjusted income from operations margin	15.9%	15.9%
Interest and other income (expense), net	(949)	(2,122)
Provision for income taxes	(4,962)	(5,903)
Discrete and other tax items	(72)	100
Tax impact of above adjustments	(702)	(654)
Net income from continuing operations, as adjusted	$20,340	$20,811	-2.3%

EBITDA and Adjusted EBITDA:
Net income (loss) from continuing operations, as reported	$18,188	$18,892	-3.7%
Net income from continuing operations margin	10.7%	10.2%
Add back:
Provision for income taxes	4,962	5,903
Interest expense	977	1,276
Depreciation and amortization	7,061	7,082
EBITDA	$31,188	$33,153	-5.9%
EBITDA Margin	18.3%	17.9%
Adjustments:
Restructuring charges	1,086	1,906
Acquisition-related costs	1,840	501
(Gain) loss on sale of business	-	(274)
Purchase accounting expenses	-	340
Adjusted EBITDA	$34,114	$35,626	-4.2%
Adjusted EBITDA Margin	20.0%	19.3%

Free operating cash flow:
Net cash provided by operating activities - continuing operations, as reported	$17,547	$16,407
Less: Capital expenditures	(6,725)	(4,338)
Free cash flow from continuing operations	$10,822	$12,069

Standex International Corporation
Reconciliation of GAAP to Non-GAAP Financial Measures
(unaudited)

	Three Months Ended
	September 30,
Adjusted earnings per share from continuing operations	2024	2023	% Change

Diluted earnings per share from continuing operations, as reported	$1.53	$1.58	-3.2%

Adjustments:
Restructuring charges	0.07	0.12
Acquisition-related costs	0.12	0.03
(Gain) loss on sale of business	-	(0.02)
Discrete tax items	(0.01)	0.01
Purchase accounting expenses	-	0.02
Diluted earnings per share from continuing operations, as adjusted	$1.71	$1.74	-1.7%